CODE OF CONDUCT FOR THE BOARD OF DIRECTORS

Purpose of Code of Conduct

The Board of Directors of San Lotus Holding Inc. (the "Company") is committed to the highest standards of integrity and business conduct. The Board believes that operating with the highest level of honesty and integrity is critical to protect the interests of the Company, their shareholders, the general investing public and the shareholders of the Company. Accordingly, the Board adopts this Code of Conduct (the "Code") to reflect its commitment to the highest standards of ethical and business conduct and to comply with the listing standards for the Company's listed companies.

Applicability and Scope

The Code is applicable to all directors of the Company. Directors who also serve as officers or employees of the Company must also comply with this Code. Although this Code provides standards of conduct for many situations, it does not cover all possible situations that may arise. Accordingly, all directors are expected to conduct themselves in a manner consistent with the spirit and letter of this Code and avoid even the appearance of improper behavior. The text of the Code is written in the masculine gender to facilitate reading and understanding. Any reference to "he", "him", or "his" shall also mean "she," "her" or "hers," as appropriate.

Conflicts of Interest

It is the responsibility of each director to act in the best interests of the Company and to refrain from any conduct that would be, or may appear to be, adverse or contrary to the Company's interests. Each director must avoid not only conflicts of interest, but also the appearance of a conflict of interest. A "conflict of interest" exists when a director's private interest is inconsistent with or opposed to, or gives the appearance of being inconsistent with or opposed to, the Company's interests. To avoid conflicts of interest, directors are expected to disclose to their fellow directors any personal interest they may have in any decision, proceeding or investigation involving the Company and to refrain themselves from participating in any decision, proceeding or investigation where there is or might appear to be a conflict between their personal interest and the interests of the Company. Such conflicts of interest may arise not only as a result of a direct personal interest, but also indirectly as a result of the personal interests of a member of his family or organizations affiliated with the director.

In this regard, specific provisions in the Company's By-Laws set forth procedures relating to certain areas of potential conflicts of interest, including participation in certain adjudications and procedures for contracts between the Company and a director or an affiliated party of a director. The participation of a director who is affiliated with a regulated entity in a decision affecting a regulated entity has the potential for creating an appearance of a conflict of interest. Any director affiliated with a regulated entity should consult with the Company's General Counsel prior to participating in such a decision. It is expected that a director who is affiliated with a regulated entity will not participate in:

    any disciplinary action or investigation that involves the regulated entity, either as the subject matter of the investigation or action or as a victim or witness in the matter;

    any decision regarding an application by that regulated entity for an exemption or waiver;

    any consideration of a contract or other agreement between the Company and such entity if the contract or agreement represents 5% or more of the regulated entity's annual gross revenues as of its most recent fiscal year.

A director considering or discussing employment opportunities with a regulated entity is deemed to be affiliated with that regulated entity. No director should accept a gift or entertainment from a regulated entity or a vendor if the gift or entertainment is being offered, or might be perceived to be offered, to influence his actions as a director of the Company.

Conflicts may arise if a director or an immediate family member of a director is affiliated with or has a personal interest in a regulated entity that is significantly and disproportionately impacted by a rule-making decision of the Board. In general, a director may participate in decisions on rules of general application to a class of regulated entities, such as broker-dealers, market makers or the Company's listed companies, even though the director may have a personal interest in one or more of those entities and even though some members of the class may benefit or be adversely affected to a greater degree than others. Such participation, however, must not otherwise violate the listing standards for the Company's listed companies, federal or state law, or the Company's By-Laws.

If a director or an immediate family member of the director is affiliated with or has a personal interest in a regulated entity that the director believes will be significantly and disproportionately impacted by a decision of the Board, the director should disclose to the Board the nature of the personal interest or affiliation prior to any discussion or vote on the merits of the decision. Under such circumstances, the director should consider preventing himself or herself from participating in the decision. A Board decision that has a significant and disproportionate impact on an entity usually involves that entity being advantaged or disadvantaged in a manner that is significantly different from other regulated entities. Whether a particular decision of the Board will have a significant and disproportionate impact on an entity is a question of facts and circumstances, particularly if the decision may have disparate effects among members of the affected class. In such cases, the director's participation should be discussed in advance with the Company's General Counsel.

Participation by directors who are affiliated with regulated entities is a valuable and inherent part of the Company's status as a self-regulatory organization and the fact that members of the industry are involved in setting the rules that govern them is an intended decision of the Congress of the United States. The Company's By-Laws classify Board members as either Industry or Non-Industry directors, and further classifies Non-Industry directors as Public Directors or Issuer Representatives. To ensure that a balanced spectrum of industry and public views is represented on the Board, the By-Laws require that the number of Non-Industry directors, including at least one Public Director and one Issuer Representative must equal or exceed the number of Industry Directors.

Compliance with Laws, Rules and Regulations

Each director is expected to comply with both the spirit and letter of all applicable laws, rules and regulations, and corporate policies. Each director shall also encourage and promote compliance with the spirit and letter of all applicable laws, rules and regulations, and corporate policies by the Company and all of its employees.

Relationships with the Securities and Exchange Commission

Each director should be aware that the regulations governing employees of the Securities and Exchange Commission ("SEC") restrict their relationships with individuals associated with the Company. Each director must ensure that their relationships with employees of the SEC comply with such regulations. In general, SEC employees are prohibited from soliciting or receiving gifts which have more than an incidental value from any entity which they regulate, including the Company and its member firms. If a director has any question relating to the appropriateness of a gift or other relationship which a director may have with an employee of the SEC, the director should consult with the Company's General Counsel.

Trading Restrictions

Each director is subject to the provisions of the securities laws that impose restrictions on an individual who uses "inside information" for his own benefit or discloses it to others for their use. Each director shall not use non-public information or share that information for securities trading purposes or for any other purpose except the conduct of the Company's business. In particular, a director shall not, either directly or through security accounts or security positions in which he controls trading or has a financial interest:

    purchase, sell, or recommend the purchase or sale of any security based on non-public information obtained as a result of his board service, or knowingly purchase or sell a security at a price, commission, or mark-up (down) that is more favorable than the price, commission or mark-up (down) for a similar situated member of the general public in the normal course of business.

Confidentiality

Directors have a fiduciary duty to maintain the confidentiality of all confidential and proprietary information of the Company and of those with whom the Company does business, including its listed companies and vendors. This duty is also contained in the confidentiality agreement between each director and the Company which imposes on the director the duty to respect and protect the confidentiality of all such information. In that connection, if there is any question about whether information is confidential or proprietary or non-public, a director should consult with the Company's General Counsel.

Waiver or Amendments of the Code

Any waiver, explicit or implicit, of this Code, and any amendment to this Code, may be made only by the Board, or a committee thereof, and shall be publicly disclosed in accordance with applicable law, rule or regulation.

Compliance with Code and Accountability

All directors must become familiar with, and abide by, this Code and any interpretations and procedures issued hereunder. Directors shall report suspected violations of the Code or of any applicable law, rule or regulation by any director or employee to the General Counsel. Retaliation in any form against an individual who reports a suspected violation in good faith, even if the report is mistaken, or who assist in the investigation of a reported violation, is not permitted. Any act or threatened act of retaliation should be reported immediately to the General Counsel. In the event of a suspected violation of the Code, the Board, or an appropriate committee thereof, shall determine whether to conduct an investigation and what appropriate action should be taken in the event that the Board, or a Board committee, determines that a violation of the Code has occurred. Each director shall consult with the Company's General Counsel if there is any doubt as to whether a particular transaction or course of conduct complies with or is subject to this Code.

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